Filed pursuant to Rule 433
File No. 333-50249-99
AMERUS GROUP CO.
FINAL TERM SHEET
May 11, 2006

Senior Notes

Principal Amount of Original Issuance:	$143,750,000

Principal Amount Remarketed:	$143,750,000

Remarketing Date:	May 11, 2006

Reset Date:	May 16, 2006

Final Maturity Date:	May 16, 2011

Expected Credit Ratings (Moody’s/S&P/Fitch):	Baa3/BBB+/BBB

Interest Payment Dates:	May 16th and November 16th of each year

First Interest Payment Date:	November 16, 2006

Treasury Benchmark:	CUSIP No. 912828FD7
with a maturity date of April 30, 2011

Applicable Benchmark Yield:	5.040%

Reset Spread:	154.3 bps

Reoffer Yield:	6.340%

Reset Rate:	6.583%

Price to Public:	101.0276%

Premium Paid to Holders of Income PRIDES	$0.063 per Income PRIDES

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any remarketing agent participating in the offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by calling toll-free 1-877-858-5407.